EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
July 26, 2006	Chief Financial Officer
(304) 424-8704
United Bankshares, Inc. Announces Increased Earnings
for the Second Quarter and First Half of 2006
     WASHINGTON, DC and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported an increase in earnings for the second quarter and the first half of 2006. Diluted earnings per share were 60¢ for the second quarter of 2006, up 5% from diluted earnings per share of 57¢ for the second quarter of 2005. Second quarter net income was $25.5 million compared to $24.5 million for the second quarter of 2005. Diluted earnings per share were $1.19 for the first half of 2006, which represented a 4% increase from diluted earnings per share of $1.14 for the first half of 2005. Net income for the first six months of 2006 totaled $50.1 million compared to $49.3 million for the prior year’s first six months.
     Second quarter of 2006 results produced a return on average assets of 1.53% and a return on average equity of 15.84%, as compared to 1.55% and 15.50%, respectively, for the second quarter of 2005. For the first half of 2006, United’s return on average assets was 1.51% while the return on average equity was 15.67% as compared to 1.56% and 15.60%, respectively, for the first half of 2005. These financial performance ratios are indicative of United’s earnings strength as United continues to compare favorably to the most recently reported average returns of its peer group banking companies.
     The earnings growth for the second quarter of 2006 from last year’s second quarter was primarily due to increased net interest income. Tax-equivalent net interest income for the second quarter of 2006 was $59.4 million, an increase of $2.9 million or 5% from the second quarter of 2005. This increase in tax-equivalent net interest income was due mainly to a $326.3 million or 7% growth in average loans for the second quarter of 2006 over last year’s second quarter. In addition, the average yield on earning assets for the second quarter of 2006 increased 96 basis points from the second quarter of 2005 as a result of higher interest rates. In the second quarter of 2006, the net interest margin was increased by additional interest income of approximately $1.2 million from United’s subordinated interest in a prior asset securitization compared to the second quarter of 2005. Partially offsetting these increases to net interest income for the second quarter of 2006 was a 112 basis point increase in the cost of funds from the second quarter of 2005 due to the higher interest rates. The net interest margin for both the second quarter of 2006 and 2005 was 3.88%.
     On a linked-quarter basis, United’s tax-equivalent net interest income for the second quarter of 2006 increased $617 thousand compared to the first quarter of 2006 due primarily to growth in average loans of $132.7 million or 3% for the quarter. In addition, the average yield on earning assets for the second quarter of 2006 increased 27 basis points from the first quarter of 2006 as a result of higher interest rates. The net interest margin for the second quarter of 2006 was increased by additional interest income of approximately $504 thousand from United’s subordinated interest in a prior asset securitization when compared to the first quarter of

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July 26, 2006
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2006. Partially offsetting these increases to net interest income for the second quarter of 2006 was a 29 basis point increase in the cost of funds from the first quarter of 2006 due to the higher interest rates. The net interest margin for the second quarter of 2006 of 3.88% was an increase of 2 basis points from the net interest margin of 3.86% for the first quarter of 2006.
     Tax-equivalent net interest income for the first six months of 2006 was $118.1 million, an increase of $5.9 million or 5% from the prior year’s first six months as average earning assets increased $293.4 million or 5% due mainly to average loan growth of $282.6 million or 6%. For the first half of 2006, interest income from United’s asset securitization increased $2.2 million from the first half of 2005. In addition, the average yield on earning assets for the first half of 2006 increased 92 basis points from the first half of 2005 due to higher interest rates. However, as a result of the higher interest rates, the average cost of funds for the first half of 2006 increased 107 basis points from the first half of 2005. The net interest margin for the first half of 2006 was 3.87%, up a basis point from a net interest margin of 3.86% during the same period last year.
     Noninterest income for the second quarter of 2006 increased $1.1 million or 8% from the second quarter of 2005. The growth was primarily due to an increase in revenue from trust and brokerage services of $906 thousand or 33% due to increased volume. Fees from deposit services grew $216 thousand or 3% for the second quarter of 2006 over last year’s second quarter due mainly to United’s High Performance Checking program, which was introduced during the first quarter of 2006.
     Noninterest income for the first half of 2006 increased $1.8 million or 7% from the first half of 2005 as revenue from trust and brokerage services for the first half of 2006 rose $1.2 million or 21%. Fees from deposit services increased $716 thousand or 5% for the first half of 2006 as compared to the first half of 2005 due mainly to United’s High Performance Checking program. Included in total noninterest income for the first half of 2006 are the results of United’s balance sheet repositioning which occurred during the first quarter of 2006. As part of the repositioning, United prepaid a Federal Home Loan Bank (“FHLB”) advance and terminated a fixed interest rate swap associated with the advance. United recognized a $3.1 million gain on the termination of the interest rate swap. In addition, United incurred a net loss on security transactions of $2.9 million due to an other than temporary impairment on approximately $86 million of low-yielding fixed rate investment securities which United sold as part of its balance sheet repositioning. On a linked-quarter basis, noninterest income increased $763 thousand or 6% from the first quarter of 2006. The rise in noninterest income was due mainly to increased revenue from trust and brokerage services of $627 thousand or 21% for the quarter. In addition, deposit service fees increased $226 thousand or 3% for the second quarter of 2006 as compared to the first quarter of 2006 due primarily to United’s High Performance Checking program.
     Noninterest expense for the second quarter of 2006 increased $1.6 million or 5% from the second quarter of 2005. This rise in noninterest expense was primarily due to an increase of $874 thousand or 7% in salaries expense as a result of a 3% increase in base salaries and higher performance-based commissions and incentives. In addition, United incurred marketing and related costs of approximately $686 thousand during the quarter to continue to promote its new High Performance Checking program.

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     Noninterest expense for the first half of 2006 increased $5.0 million or 8% from the first half of 2005. The increase in noninterest expense was primarily due to an increase of $2.1 million or 7% in salaries and benefits expense. Salaries expense increased $1.4 million or 6% as a result of the higher salaries, commissions, and incentives previously mentioned while health care and pension costs increased $286 thousand or 14% and $102 thousand or 8%, respectively. In addition, United incurred marketing and related costs of approximately $1.6 million during the first half of 2006 to launch and to promote its new High Performance Checking program. On a linked-quarter basis, noninterest expense for the second quarter of 2006 was relatively flat from the first quarter of 2006, decreasing $25 thousand or less than 1% for the quarter. The efficiency ratio was a low 42.98% and 42.42% for the second quarter and first half of 2006, respectively.
     United’s credit quality continues to be sound. At June 30, 2006, nonperforming loans were $13.5 million or 0.28% of loans, net of unearned income, which is comparable to nonperforming loans of $12.9 million or 0.27% of loans, net of unearned income at March 31, 2006 and $13.2 million or 0.28% of loans, net of unearned income at December 31, 2005, respectively. Net charge-offs were $418 thousand and $574 thousand for the second quarter and first half of 2006, respectively, as compared to $295 thousand and $1.3 million for the second quarter and first half of 2005. For the quarters ended June 30, 2006 and 2005, the provision for credit losses was $348 thousand and $504 thousand, respectively, while the provision for the first six months of 2006 was $598 thousand as compared to $1.6 million for 2005. As of June 30, 2006, the allowances for loan losses and lending-related commitments totaled $52.9 million or 1.10% of loans, net of unearned income, as compared to $52.9 million or 1.14% of loans, net of unearned income at December 31, 2005.
     During the second quarter, United’s Board of Directors declared a cash dividend of 27¢ per share, which represented a 4% increase over the 26¢ per share dividend paid for the second quarter of 2005. The annualized first half dividend of 54¢ per share equals $1.08 which would represent the thirty-third consecutive year of dividend increases for United shareholders.
     United Bankshares, with $6.7 billion in assets, presently has 90 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.”
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2006	2005	2006	2005
EARNINGS SUMMARY:
Interest income, taxable equivalent	$104,249	$85,147	$203,560	$167,188
Interest expense	44,881	28,721	85,441	55,007
Net interest income, taxable equivalent	59,368	56,426	118,119	112,181
Taxable equivalent adjustment	3,788	2,968	7,518	5,733
Net interest income	55,580	53,458	110,601	106,448
Provision for credit losses	348	504	598	1,615
Noninterest income	14,425	13,359	28,087	26,278
Noninterest expenses	32,163	30,577	64,351	59,318
Income taxes	12,035	11,222	23,670	22,519
Net income	$25,459	$24,514	$50,069	$49,274

PER COMMON SHARE:
Net income:
Basic	$0.61	$0.57	$1.20	$1.15
Diluted	0.60	0.57	1.19	1.14
Cash dividends	$0.27	$0.26	0.54	0.52
Book value			15.30	14.97
Closing market price			$36.63	$35.61
Common shares outstanding:
Actual at period end, net of treasury shares			41,512,069	42,517,597
Weighted average- basic	41,684,404	42,659,573	41,803,404	42,779,299
Weighted average- diluted	42,084,164	43,121,982	42,228,600	43,269,361

FINANCIAL RATIOS:
Return on average assets	1.53%	1.55%	1.51%	1.56%
Return on average shareholders’ equity	15.84%	15.50%	15.67%	15.60%
Average equity to average assets	9.66%	9.97%	9.65%	10.01%
Net interest margin	3.88%	3.88%	3.87%	3.86%

	June 30	June 30	December 31	March 31
	2006	2005	2005	2006
PERIOD END BALANCES:
Assets	$6,717,873	$6,528,700	$6,728,492	$6,706,832
Earning assets	6,131,872	6,029,953	6,129,969	6,133,062
Loans, net of unearned income	4,806,978	4,522,577	4,649,829	4,693,329
Loans held for sale	5,914	3,232	3,324	1,773
Investment securities	1,327,216	1,442,407	1,501,966	1,453,394
Total deposits	4,755,480	4,513,941	4,617,452	4,703,268
Shareholders’ equity	635,027	636,513	635,205	638,607